Exhibit 99.1

Farmer Bros. Co. Announces Select Preliminary Fourth Quarter and Full Fiscal 2017 Financial Results and Filing of Form 12b-25
FORT WORTH, Texas, Sept. 12, 2017 /PRNewswire/ -- Farmer Bros. Co.(NASDAQ: FARM) (the "Company") today announced select preliminary financial results for the fourth quarter and full fiscal year ended June 30, 2017. As the Company is in the process of completing its financial statements it will not be holding its scheduled earnings conference call today.
Select Preliminary Fourth Quarter Fiscal 2017 Highlights:

•	Volume of green coffee pounds processed and sold is expected to increase approximately 0.9% year-over-year

•	Net sales expected to decrease approximately 0.3%, or $0.4 million, to approximately $133.8 million

•	Gross profit is expected to increase approximately $1.2 million, and gross margin is expected to expand 100 basis points to approximately 40.1%

•	Income from operations is expected to decline approximately $1.4 million to $1.7 million due to higher one-time costs and fewer one-time benefits

•	Net income is expected to be approximately $1.1 million

•	Fully diluted EPS is expected to be approximately $0.07
Select Preliminary Fiscal 2017 Highlights:

•	Volume of green coffee pounds processed and sold is expected to increase approximately 5.3% year-over-year

•	Net sales expected to decrease approximately 0.5%, or $2.9 million, to approximately $541.5 million

•	Gross profit is expected to increase approximately $5.3 million and gross margin is expected to increase 120 basis points to approximately 39.5%

•	Income from operations is expected to increase approximately $34.0 million to approximately $42.2 million due to a net gain from the sale of the Company's Torrance facility in fiscal 2017

•	Net income is expected to be approximately $24.4 million

•	Fully diluted EPS is expected to be approximately $1.45
"Overall, it was a very solid quarter to close a transformational year and one that we believe further positions Farmer Brothers for future success," said Mike Keown, President and CEO.  "Our continued progress in anticipated gross margin improvement shows the ongoing benefits of our restructure."
The Company is presently working to complete its financial statements reporting for the fiscal year ended June 30, 2017. As such, the Company does not expect to meet the filing deadline and intends to file with the U.S. Securities and Exchange Commission a Form 12b-25 for an extension of time to file its Form 10-K. The Company intends to release its full fourth quarter and fiscal 2017 financial results and file the Form 10-K as soon as reasonably practicable.

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. Our product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants, convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers.
Headquartered in Ft. Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has over 1,600 employees nationwide. The Company's portfolio features a wide range of coffees including Farmer Brothers®, Artisan Collection by Farmer Brothers™, Metropolitan™, Superior®, Cain's™ and McGarvey®.
Forward-Looking Statements
Certain statements contained in this press release, including the Company's beliefs or expectations relating to the filing of the Form 10-K and the expected timing of its full earnings release, are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like "anticipates," "estimates," "projects, " "expects, " "plans, " "believes, " "intends, " "will, " "could," "assumes" and other words of similar meaning. Owing to the uncertainties inherent in forward- looking statements, actual results could differ materially from those set forth in forward-looking statements. Such factors include a material delay in the Company's financial reporting or the identification of a control deficiency which represents a material weakness in the Company's internal control over financial reporting. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission("SEC").
Investor Contact:
Laurie Little
The Piacente Group, Inc.
212-481-2050
farmerbros@tpg-ir.com
Media Contact:
Ed Trissel / Leigh Parrish
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449